Exhibit 16.1

January 11, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We are the former independent registered public accounting firm for of Global Clean Energy Holdings, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated January 8, 2021 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

/s/ HALL & COMPANY

Hall & Company Certified Public Accountants and Consultants, Inc.